Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ● FAX: (949) 451-1460 ● www.meade.com

Brent W. Christensen, CFO	Philip Bourdillon/Eugene Heller
Meade Instruments Corp.	Silverman Heller Associates
(949) 451-1450	(310) 208-2550

Meade Instruments Reports

Second-Quarter Fiscal 2005 Results

IRVINE, Calif. – September 13, 2003 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the second quarter of fiscal year 2005, ended August 31, 2004. The Company’s fiscal year 2005 ends on February 28, 2005.

Net sales for the three months ended August 31, 2004 were $22.5 million versus $28.3 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net loss for the three months ended August 31, 2004 was $0.8 million, or ($0.04) per share, compared to ESOP-adjusted net income of $0.1 million, or $0.01 per diluted share, for the comparable period a year ago. Including ESOP charges, second-quarter 2005 net loss was $0.9 million, or ($0.05) per share, compared to net income of $40,000, or $0.00 per diluted share, in the comparable period a year ago.

Net sales for the six months ended August 31, 2004 were $42.1 million versus $52.8 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net loss for the six months ended August 31, 2004 was $1.9 million, or ($0.10) per share, compared to ESOP-adjusted net loss of $0.5 million, or ($0.03) per share, for the comparable period a year ago. Including ESOP charges, net loss for the six months ended August 31, 2004 was $2.0 million, or ($0.11) per share, compared to net loss of $0.7 million, or ($0.04) per share, in the comparable period a year ago.

Steven G. Murdock, president and CEO of Meade Instruments, said: “We are disappointed with the results of the second quarter. Continuing from the first quarter, sales of our mid-priced and higher-priced telescopes in the U.S. have been less than we expected. We believe telescope sales in the prior year were higher because of the Mars opposition. However, even after adjusting for the Mars event, sales have been weaker than expected in those price categories. Sales of our other products have generally met our expectations.

“We are engaged in a broad development effort that will result in new product introductions across nearly every product line,” continued Murdock. “We expect the mid-priced and higher-priced telescope market to rebound as we begin to ship several new and innovative products into that market segment. We expect several of those telescope products to begin shipping within the next ninety days, and we anticipate that other new products will begin shipping over the remainder of the fiscal year. While those higher-margin products move towards production, we continue to focus on reducing expenses and improving labor efficiencies.

“Second-quarter gross margins — which decreased to 24.8% from 28.9% in the prior year — principally reflect the effect of fixed costs on lower sales volume,” said Murdock.

“Due to continued limited visibility in the mid-priced and higher-priced telescope markets, we expect that net revenues for fiscal 2005 will be $125 million to $135 million, and that net income per diluted share, excluding ESOP expense, will be $0.05 to $0.15,” concluded Murdock.

In conjunction with the announcement, the Company’s management will conduct a teleconference to discuss these recent financial results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 5:30 a.m. PDT (8:30 a.m. EDT) on Monday, September 13, please call 877-869-7690 (or 706-634-1478) approximately 10 minutes prior to the teleconference start time. Investors can also listen to the call live via the Internet at www.meade.com and www.fulldisclosure.com. These websites will host an audio archive of the call.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

     “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net sales and income for fiscal 2005. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks and liabilities related to the introduction of new products, including lack of customer acceptance, production and development delays, lower than anticipated margins; the risks and uncertainties associated with intellectual property litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

(Financial Data Follow)

MEADE INSTRUMENTS CORP.
INCOME STATEMENT DATA
(Unaudited)
(000s omitted, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003
Net sales	$22,511	$28,284	$42,128	$52,775
Cost of sales	16,939	20,123	31,851	38,881

Gross profit	5,572	8,161	10,277	13,894
Selling expenses	3,850	4,258	7,252	7,585
General and administrative expenses	2,456	3,026	4,932	5,695
ESOP expense	95	125	198	294
Research and development expenses	442	455	967	989

Operating income (loss)	(1,271)	297	(3,027)	(669)
Interest expense	199	220	350	436

Income (loss) before income taxes	(1,470)	77	(3,422)	(1,105)
Income tax provision (benefit)	(589)	37	(1,382)	(433)

Net income (loss)	$(881)	$40	$(2,040)	$(672)

Per share information:
Net income (loss) — basic and diluted	$(0.05)	$0.00	$(0.11)	$(0.04)
Weighted average common shares outstanding — basic	19,262,000	18,876,000	19,247,000	18,832,000

Weighted average common shares outstanding — diluted	19,262,000	19,026,000	19,247,000	18,832,000

Reconciliation of Net income (loss), excluding ESOP charges, to Net income (loss), including ESOP charges (000s omitted, except per share data):

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2004	2003	2004	2003
Net income (loss)	$(881)	$40	$(2,040)	$(672)
ESOP expense, net of tax	51	65	109	147

Net income (loss) excluding ESOP, net of tax	$(830)	$105	$(1,931)	$(525)

Per share information:
Net income (loss) — diluted	$(0.05)	$0.00	$(0.11)	$(0.04)
ESOP expense, net of tax	0.01	0.01	0.01	0.01

Net income (loss) excluding ESOP — diluted	$(0.04)	$0.01	$(0.10)	$(0.03)

Management believes net income, excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and industry analysts to evaluate the Company’s financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. The market value of the Company’s stock has fluctuated significantly over the last several years. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company’s stock, the Company is unable to provide guidance with respect to future net income including ESOP charges.